Exhibit 99.1

Press Release	Source: Foldera, Inc.
Investor Interview with Richard Lusk, the Founder and Chief Executive Officer of Foldera, Inc.

This is Part One in a Series of Interviews

HUNTINGTON BEACH, Calif.--(BUSINESS WIRE)--This interview with Richard Lusk of Foldera was conducted by Stephen Gjolme, Principal of Ibis Consulting Group, an investment relations firm.

Ibis - "We haven't heard much from Foldera over the last four months - what's up?"

Thanks for noticing. We've been out closing additional financing - so we've been in a "quiet" period and not saying much.

Ibis - "So how's the financing going?"

The financing was a huge success. We raised almost $9,000,000.

Ibis - "Why did it take so long?"

The entire financing took four months. First was a retail round. Second was an institutional round. Getting two major funding deals done in four months is good execution from my point of view.

Ibis - "Why did you do both a retail round and an institutional round?"

We did the retail round because we had some pent-up interest from the previous retail round when we went public in February 2006. We did the institutional round because we wanted to start to attract institutional support of the company and related analyst coverage.

Ibis - "Why did you need more money?"

We needed more money for infrastructure because we had more demand for our service than we anticipated and it came sooner than we expected. Additionally we needed to up our headcount in order to add additional features that were being requested by our beta testers.

Ibis - "Did you raise enough?"

Yes, we think this is enough money to get our service up and running.

Ibis - "You have been in beta since late June - how's that going?"

We have been getting lots of great positive feedback and lots of constructive suggestions about how we can improve Foldera and make the service more useful.

Ibis - "So what are the main improvements that we will see?"

First off, Foldera users will be able to sync their Foldera with their Microsoft Outlook email client via POP 3. This was the most requested feature from the beta group.

Also, we have a new Graphical User Interface (GUI) that is much easier to use, our pages load faster and it has an increased level of automation.

Finally, we needed to make it possible for our customers to use their old email addresses in Foldera.

Ibis - "So when will this work be finished?"

All of this work is finished and in final testing and will be in our next release.

Ibis - "When is the next release?"

Our next release is scheduled for November 24, 2006. We consider this a milestone release because this is the first release of Foldera that has been improved as a result of significant user feedback. We intend to increase our beta test group by a multitude of ten before we open it up to the public.

Ibis - "When will you open Foldera up to the public?"

We have an internal date, but we have not yet discussed that publicly. All I'm comfortable saying at this point is that it will be in the first quarter of 2007. We will release the actual date after we have a little time to access the user feedback from our Milestone release on November 24, 2006.

Ibis - "When will you start receiving revenue?"

First quarter 2007 providing all goes well with the November release.

Ibis - "Apart from fundraising and making Foldera better - what else have you been up to?"

We will be making several announcements in the coming weeks regarding strategic partnerships that we are putting into place. So stay tuned.

Ibis - "When are you going to move up from the Bulletin Board to either the AMEX or NASDAQ exchanges?"

We'll move up an exchange as soon as we maintain the minimum bid price required. This will allow additional institutions to take an interest in Foldera.

Ibis - "When are you going to get some analyst coverage?"

As part of the institutional round, we met several times with two influential analysts that have expressed interest in covering Foldera. These are all independent (non-paid) research analysts so I can't tell you if or when they will commence coverage.

Ibis - "What's been going on with the share price?"

Go look at the top of the chart in late June. Three important things happened in late June.

That's when we started fund-raising and that's close to when about 34 million shares from previous rounds became effective and free-trading. Sometimes when companies are out raising money their shares come under pressure. That may have been the case here. Also, many investors got in at $0.25 and $0.50. With the stock up to $3.50 or so, it's only natural that many investors were happy with their return and took a profit.

The third important thing that happened in late June was that we entered into a closed beta test that was highly informative and successful. Being in a quiet period we weren't able to discuss this fundamental improvement in our business. There are many other important developments that will be announced in the coming weeks too. So, from my point of view, our share price reflects a technical analysis of the stock to date and not the fundamentals of the business that will be reinforced when we become revenue producing shortly.

Ibis - "Thanks Richard."

You’re welcome.

This interview will be continued on Monday, October 30, 2006.

About Foldera

Foldera(TM) is the free, secure and easy-to-use service that instantly organizes workflow. Foldera combines web-based email, instant messaging, a document manager, a task manager, a calendar, a contact manager and sharable folders into a unified productivity suite, available with a single login from any web browser. Foldera also has the unique ability to instantly sort and file your sent and incoming email, instant message dialogs, documents, tasks, and events into folders, on a project-by-project basis, chronologically and in real-time.

Foldera expects to generate revenues from the sale of services such as extra data storage, premium service and support plans, as well as from embedded search and contextual advertising. Founded in 2001, Foldera is a publicly traded company (OTCBB:FDRA - News), headquartered in Huntington Beach, California.

For more information or to sign up for service, visit http://www.foldera.com.

This press release includes a number of forward-looking statements that reflect our management's current views with respect to future events and financial performance. Forward-looking statements include, but are not limited to, statements that are not historical facts, and statements including forms of the words "intend," "believe," "will," "may," "could," "expect," "anticipate," "plan," "possible," and similar terms. Actual results could differ materially from the results implied by the forward-looking statements due to a variety of factors, many of which are discussed throughout this Quarterly Report and in our SEC filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly release any revisions to these forward-looking statements that may reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law. Factors that could cause actual results to differ materially from those expressed in any forward-looking statement made by us include, but are not limited to:

•	the ability to finance activities and maintain financial liquidity;

•	unexpected resistance to the adoption of our product offering;

•	changes in consumer preferences or trends;

•	competitive offerings; and

•	the ability to develop a strong brand identity.

Contact:
Foldera, Inc.
Hugh Dunkerley, 714-766-8737
hdunkerley@foldera.com